Company Contact:                        Porter, LeVay & Rose, Inc.

Richard Nelson                          Marlon Nurse, VP - Investor Relations
rnelson@astratagroup.com                Jeff Myhre, VP - Editorial
                                        212-564-4700

                                        Tom Gibson, VP - Media Relations
                                        201-476-0322


                                                           FOR IMMEDIATE RELEASE


 ASTRATA GROWS TELEMATICS REVENUE BY MORE THAN 55% IN SECOND QUARTER FISCAL 2006

          Second Quarter Revenue Range is $4.7 Million to $4.8 Million

LOS ANGELES, CA, October 5, 2005 - Astrata Group Incorporated (OTC BB: ATTG), an international provider of innovative location-based IT services and solutions that incorporate the use of GPS and wireless communications technologies, announced today that it expects its revenue for the second quarter of fiscal 2006 ended August 31, 2005 to show significant growth compared to the revenue for the first quarter ended May 31, 2005.

Total sales for the second quarter are expected to range from $4.7 million to $4.8 million in fiscal 2006 in comparison to $3.5 million in the first quarter of fiscal 2006.

Trevor Venter, CEO, Astrata Group Inc. commented: "We expect our revenue for both the second quarter and first half of 2006 to exceed the comparable 2005 periods by significant amounts. Because we have shifted our business paradigm in the last several months from a one-time-sale approach to a recurring-revenue model, the consecutive-quarter perspective this year is more of a like-to-like comparison than a yearly perspective."

He added, "In the second quarter of fiscal 2006, much of our revenue growth has been in our telematics business line. We believe that our telematics sales growth for the second quarter of fiscal 2006 will be in excess of 55%, compared to our first quarter fiscal 2006, and our geomatics sales growth between the quarters will be in excess of 25%.

For the six months ended August 31, 2005, Astrata's revenues are expected to range from $8.2 million to $8.3 million. This compares favorably with the $6.9 million in revenues the company achieved in the first half of fiscal 2005. Telematics revenues in the first half of fiscal 2005 were $1.6 million, and the company expects second half revenues for telematics to exceed this figure by more than $800,000.


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Venter concluded, "If the US Dollar / South African Rand exchange rate had remained relatively constant between the first and second quarters of the 2006 fiscal year, the company's second quarter revenues when reported in US Dollars, would have been approximately $200,000 greater. Investors can expect us to report our final results for the quarter and first half year by the October quarterly filing deadline."

About Astrata Group Incorporated
Astrata Group Incorporated (OTC BB: ATTG) is a U.S. publicly listed company headquartered in the U.K. Astrata is focused on advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personnel or other assets. Astrata has designed, developed, manufactured and currently supports seven generations of GEO-IT systems with over 80,000 units deployed worldwide.

Sales are divided between two divisions: telematics (remote asset management solutions) and geomatics (high-end professional GPS systems with accuracies approaching three millimeters). Astrata has approximately 230 permanent employees and employs nearly 100 people in its R&D and manufacturing divisions. For further information please visit www.astratagroup.com.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to:
(i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."


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